Exhibit 10.63

KFx Inc.

K‑Fuel® Projects Participation and Development Agreement

            THIS K‑FUEL® PROJECTS PARTICIPATION AND DEVELOPMENT AGREEMENT, entered into as of May 5, 2005 (this “Agreement”), by and among KFx, Inc., a Delaware corporation (the “Company”), and the Investors listed on Schedule A hereto (as amended from time to time as provided herein) (each, an “Investor”, and collectively, the “Investors”).  This Agreement shall be effective upon the date that is the later of the date that the First Amendment (as defined below) becomes effective and the date that this Agreement shall have been executed by the Company and Investors holding more than two thirds of the Registrable Securities (as defined in the Investors’ Rights Agreement) then outstanding.

R E C I T A L S

            WHEREAS, the Company and the Investors are parties to that certain Fourth Amended and Restated Investors’ Rights Agreement, made as of August 21, 2002 (the “Investors’ Rights Agreement”);

            WHEREAS, the K‑Fuel Provisions of the Investors’ Rights Agreement related to that certain First Amended Limited Liability Company Agreement of K‑Fuel, L.L.C., a Delaware limited liability company (“K‑Fuel LLC”), dated June 29, 1999 (the “K‑Fuel Agreement”), by and between Kennecott Alternative Fuels, Inc., a Delaware corporation (“Kennecott”), and the Company, and the transactions contemplated thereby;

            WHEREAS, pursuant to that certain Equity Exchange Agreement, dated as of November 7, 2004, by and among Pegasus Technologies, Inc., K‑Fuel LLC, the Company, Kennecott Energy Corporation and Kennecott, Kennecott withdrew as a member from K‑Fuel LLC and assigned certain of its technology rights to K‑Fuel LLC;

            WHEREAS, in light of the foregoing and other facts, events and circumstances, the parties hereto are as of the date hereof entering into a certain First Amendment to the Investors’ Rights Agreement (the “First Amendment”) to clarify and modify the K‑Fuel Provisions by, inter alia, amending and restating the rights of the Investors in respect of K‑Fuel Technology (as defined herein) in their entirety in this new agreement; and

            WHEREAS, the execution and delivery of this Agreement by the Company and the Investors holding more than two thirds of the Registrable Securities currently outstanding is a condition to the effectiveness of the First Amendment.

            NOW, THEREFORE, in consideration of the mutual agreements, promises, covenants and conditions set forth in the Investors’ Rights Agreement, the First Amendment and in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto hereby agree as follows:

ARTICLE I Definitions

                        Section 1.1.  Certain Definitions.  Unless otherwise expressly provided herein, the following terms, whenever used in this Agreement, shall have the meanings ascribed to them below or in the referenced Sections of this Agreement:

                        (a)   “Affiliate” means, with respect to any Person at any particular time, any other Person controlling, controlled by or under common control with such first Person.  For purposes of this definition, “control” (and the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly through one or more other Persons, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract (except a commercial contract for goods or non-management services) or otherwise, unless the power is solely the result of an official position with or corporate office held in such Person. Control is presumed to exist if any Person, directly or indirectly, owns, controls or holds with the power to vote in the aggregate ten percent (10%) or more of the voting securities of any other Person.  A pension plan shall be deemed to be controlled by, and an Affiliate of, its sponsor for the purposes of this Agreement.

(b) “Binding Agreement” means any written contract or agreement binding on and Enforceable against the parties thereto, including any binding and Enforceable letter of intent or term sheet.

                        (c)   “Broker Investor” means that certain participant of an Investor who on March 28, 2002 (the date of the Original Investors’ Rights Agreement) had a demonstrated capability and capacity to broker coal such as K‑Fuel Products.

                        (d)   “Capacity” means (i) with respect to any Commercial Project, the designed (or if not designed, the projected) annual output capacity for the production of K‑Fuel Products determined, based on reasonable estimates by the applicable Commercial Project developer and operator which take into account expected downtime due to regularly scheduled maintenance and cleaning, at the time that Binding Agreements are entered into for the development or expansion of such Commercial Project, or (ii) with respect to multiple Commercial Projects, the aggregate Capacity of all such Commercial Projects.  After the determination thereof for purposes of this Agreement, the Capacity of a Commercial Project shall not be adjusted to reflect its actual annual production of K‑Fuel Products, absent a bona fide, designed (A) expansion of such Commercial Project, or (B) prior to the commencement of operations, contraction of such Commercial Project.

                        (e)   “Capital Recovery Point” means, with respect to any Commercial Project, the point at which (i) the difference of (A) the sum of (1) cumulative Gross Operating Profits, plus (2) any financing or refinancing proceeds, plus (3) any Tax Credit Monetization Proceeds, less (B) the amount paid to the applicable Commercial Project Licensor by the applicable Commercial Project Licensee for such Commercial Project designated as royalties (for the avoidance of uncertainty, excluding amounts designated as fees) under the applicable License Agreement, equals (ii) the aggregate initial equity investment in such Commercial Project.

                        (f)   “Carried Interest” means, with respect to any Commercial Project, the Company’s right to participate in profits, net income or other distributions of such Commercial Project in a proportion greater than its proportionate capital contribution to such Commercial

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Project, whether or not such right begins only after specified returns to the other investors in such Commercial Project.

(g) “Commercial Project” means a project which involves a plant or facility to produce K‑Fuel Products on a commercial basis.

                        (h)   “Commercial Project Licensee” means, with respect to any Commercial Project, the Person or Persons holding the rights pursuant to a License Agreement to Exploit the K‑Fuel Technology in connection therewith.

                        (i)   “Commercial Project Licensor” means, with respect to any Commercial Project, the Licensor who has granted a license to the applicable Commercial Project Licensee pursuant to a License Agreement to Exploit the K‑Fuel Technology in connection therewith.

(j) “Commercial Project Notice” shall have the meaning ascribed to such term in Section 4.1(a).

                        (k)   “Company Commercial Projects” means Commercial Projects, other than Investors Commercial Projects, (i) in which the Company or any of its Subsidiaries participates through an equity interest, and (ii) that the Company or any of its Subsidiaries constructs, develops or operates.

                        (l)   “Company Participation Capacity” means, with respect to any Investors Capped Project in which the Company participates pursuant to Section 2.3, the product of (x) the Participation Percentage of the Company in such Investors Capped Project, times (y) the Capacity of such Investors Capped Project.

(m) “Company Project Investors” shall have the meaning ascribed to such term in Section 9.2.

                        (n)   “Comparable Licensees” means, as of any date of determination, third-party licensees of the K‑Fuel Technology similarly situated to the Commercial Project Licensees for Investors Capped Projects, provided that such third-party licensees have paid, or do pay, license fees in respect of the K‑Fuel Technology at any time preceding, or within the twelve (12) month period immediately succeeding, such date of determination.

                        (o)   “Confidential Information” means all notices and other information of any kind or nature whatsoever delivered by the Company or any of its Subsidiaries or their respective Representatives to the Investor Representative or any Investor pursuant to this Agreement to evaluate and carry out discussions or negotiations regarding potential participations in Commercial Projects, whether orally or in writing and regardless of whether marked or designated as “confidential” or proprietary at the time of disclosure.

(p) “Cook Inlet Project” means that certain coal processing project, currently being developed by Cook Inlet Coal, LLC, near the Cook Inlet estuary in the State of Alaska.

                        (q)   “CPI Adjustment” means an increase or decrease to a fee based on a change to the level of the Consumer Price Index for Urban Consumers All Items – Less Shelter – Index (1967 = 100%), as published with respect to the United States by the Bureau of Labor Statistics for the United States Department of Labor, or, if such index is no longer published, a substantially similar price index reasonably selected by the Company.

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                        (r)   “Deliverables” means the deliverables to be provided by a Commercial Project Licensor to the applicable Commercial Project Licensee under the applicable License Agreement, as generally described in Exhibit A.

                        (s)   “Development Costs” means, with respect to any Commercial Project, all costs and expenses incurred in connection with the development thereof, including the costs of identifying the opportunity, performing feasibility and impact studies, negotiating definitive agreements, obtaining permits and regulatory approvals, engaging engineers and contractors to design and build the project and, as reasonably determined by the Company, the amortized value of the Company’s general development costs which are of direct benefit or value to such Commercial Project.

                        (t)   “Discretion” means, with respect to any Person, such Person’s absolute, sole and unfettered discretion, which need not be (i) exercised wisely, reasonably or in good faith, or (ii) explained or justified to any other Person.

                        (u)   “Enforceable” means, with respect to any party to an agreement, instrument or other undertaking, that such agreement, instrument or other undertaking is enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(v) “Equipment” means the proprietary and patented equipment and certain related equipment necessary to implement the K-Fuel Technology.

                        (w)   “Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time, or any successor statute or statutes or rules and regulations, as the case may be, thereto (it being understood that any reference to any specific section or definition of the Exchange Act or such rules and regulations shall be deemed to include a reference to any similar sections or definitions, as the case may be, of any successor statutes or rules and regulations, as the case may be).

(x) “Exempt Capacity” means the first twenty-five (25) million tons of aggregate Capacity of Company Commercial Projects in operation or subject to Binding Agreements.

(y) “Exploit” means provide, manufacture, use, employ, practice, distribute, reproduce, disseminate, make, sell, research, design, develop, market or otherwise exploit.

(z) “First Amendment” has the meaning ascribed to such term in the recitals hereto.

                        (aa)   “Governmental Authority” means any legislative, judicial, executive or other governmental court, tribunal, legislature, council, authority, office, branch, department, agency, commission, body, corporation or instrumentality, whether foreign, federal, state or local.

                        (bb)   “Gross Operating Profits” means, with respect to any Commercial Project, the gross operating revenues of  such Commercial Project for the sale of K‑Fuel Products or other fuel products produced at such Commercial Project in arm’s length transactions with third parties, net of:

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                        (1)   deductions for third party expenses not otherwise reimbursed, including (i) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (A) those granted on account of price adjustments, billing errors, rejected goods, returns and rebates, (B) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups and other institutions, (C) allowances, rebates and fees paid to distributors, and (D) chargebacks, (ii) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced, (iii) rebates and similar payments made with respect to sales paid for by any Governmental Authority, (iv) sales and other taxes and duties directly related to the sale or delivery of such K‑Fuel Products (but excluding any foreign, federal, state or local taxes, duties, assessments or charges assessed against or based upon any income of such Commercial Project generally or derived from such sale);

                        (2)   the cost of goods sold based on (i) the cost to such Commercial Project of acquiring feedstock and the actual production of such K‑Fuel Products, and (ii) operation and maintenance costs for operating such Commercial Project;

                        (3)   reasonable sales, general and administrative costs and expenses directly related to the operation of such Commercial Project or sale of such K‑Fuel Products, including (i) advertising, (ii) bad debt expense, (iii) bank charges, (iv) commissions, (v) contract labor, (vi) transportation and delivery expenses, (vii) dues and subscriptions, (viii) insurance, (ix) office expenses, (x) operating supplies, (xi) payroll taxes, (xii) permits and licenses, (xiii) legal, accounting, engineering, consulting and other professional fees, (xiv) property taxes, (xv) lease or rent expense, (xvi) repairs, (xvii) telephone, (xviii) travel and entertainment, (xix) fuel and utility expense, (xx) vehicle expenses, and (xxi) salaries and wages; and

(4) interest and administrative costs associated with indebtedness of the applicable Commercial Project Licensee that are directly allocable to such Commercial Project.

Notwithstanding the foregoing, “Gross Operating Profits” shall not be reduced by (i) the principal portion of any debt service, (ii) capital improvements for expanding the Capacity of such Commercial Project, (iii) any payments, rebates, fees, reimbursements, costs, expenses, overhead or other allocations to or from any Affiliate or related party of such Commercial Project Licensee, or (iv) depreciation, depletion or amortization costs of such Commercial Project Licensee.

(cc) “Improvements” means the Investors Improvements and the Licensor Improvements.

(dd) “India Exclusive Sales Right” means the exclusive rights of the Investors to sell K‑Fuel Products for consumption in India as contemplated by Section 2.10.

                        (ee)   “Initial Fee Date” means (i) with respect to each Commercial Project governed by a License Agreement specific to such Commercial Project, the date the License Agreement for such Commercial Project is executed and delivered by the applicable Licensor, and (ii) with respect to each other Commercial Project, the first date on which ground is broken on such Commercial Project.

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(ff) “Institutional Accredited Investor” means a non-natural Person that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act.

(gg) “Investors” means the Investors listed on Schedule A to this Agreement, together with their successors and permitted assigns pursuant to ARTICLE VI.

(hh) “Investors Capped Projects” means all Commercial Projects constructed, developed or operated by Investors as contemplated by Section 2.3.

(ii) “Investors Commercial Projects” means all Investors Capped Projects and all Investors India Projects.

(jj) “Investors Company Participation Rights” means the rights of the Investors to participate in Company Commercial Projects pursuant to Section 2.1.

                        (kk)   “Investors Improvements” means any and all Technology Improvements in respect of the K‑Fuel Technology or the Deliverables, to the production of K‑Fuel Products or to the construction, development or operation of Commercial Projects which are conceived, developed or reduced to practice in connection with any Investors Commercial Project.

(ll) “Investors India Projects” means all Investors India Market Projects and all Investors India Site Projects.

(mm) “Investors India Market Projects” means all Commercial Projects whose K‑Fuel Products may only be marketed and sold within India as contemplated by Section 2.4.

(nn) “Investors India Site Projects” means all Commercial Projects which must be constructed, developed and operated within India as contemplated by Section 2.5.

(oo) “Investors Licensor” has the meaning ascribed to such term in Section 2.5.

                        (pp)   “Investors Participation Capacity” means, with respect to any Commercial Project in which any Investors participate pursuant to Section 2.1 or Section 2.2, the product of (x) the aggregate Participation Percentage of such Investors in such Commercial Project, times (y) the Capacity of such Commercial Project.

                        (qq)   “Investors Project Rights” means the Investors’ rights to (i) participate in Commercial Projects pursuant to Section 2.1 and  Section 2.2, and (ii) construct, develop or operate Investors Commercial Projects pursuant to Section 2.3, Section 2.4 and Section 2.5.

(rr) “Investors Representative” means Westcliff Capital Management, together with its successors as Investors Representative hereunder pursuant to Section 5.4.

                        (ss)  “Investors Rights” means the participation, development, sales, brokerage and other rights of the Investors, including the Investors Project Rights, the India Exclusive Sales Right and the Right of First Refusal, contemplated by ARTICLE II, including the rights to the transactions contemplated thereby.

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(tt) “Investors Third-Party Participation Rights” means the rights of the Investors to be assigned the right to participate in third-party Commercial Projects pursuant to Section 2.2.

(uu) “K‑Fuel Agreement” has the meaning ascribed to such term in the recitals hereto.

(vv) “K‑Fuel LLC” has the meaning ascribed to such term in the recitals hereto.

(ww) “K‑Fuel Products” means any fuel products which are produced using the K‑Fuel Technology.

                        (xx)   “K‑Fuel Provisions” means Sections 3.2 through Section 3.8, inclusive, and Section 3.10 of the Investors’ Rights Agreement, as such Sections were constituted immediately prior to giving effect to the First Amendment.

(yy) “K‑Fuel Technology” means the Licensed Patents, the Deliverables and the Improvements.

(zz) “K‑Fuel Technology” means the Licensed Patents, the Deliverables and the Improvements.

(aaa) “Kennecott” has the meaning ascribed to such term in the recitals hereto.

(bbb) “License Agreement” means, with respect to any Investors Commercial Project, the license agreement for such Commercial Project as contemplated by Section 3.1.

                        (ccc)   “Licensed Patents” means the United States patents and patent applications listed on Exhibit C, all foreign counterparts thereof, any and all patents maturing from a continuation, continuation-in-part, division, reissue, reexamination or any other type of application based on the foregoing, regardless of whether such patent matures from a convention or non-convention application, and any other substitution, renewal, extension, addition, utility model or any other United States or foreign patent based on the foregoing, for the duration of the last to expire of the foregoing patent rights.

(ddd) “Licensor” means the Company or any of its Subsidiaries, including K‑Fuel LLC, that from time to time shall have the right to license the K‑Fuel Technology.

                        (eee)   “Licensor Improvements” means any Technology Improvements to the K‑Fuel Technology or the Deliverables (i) conceived, developed or reduced to practice by (A) the Licensors, or (B) a licensee of the Licensors, including any Commercial Project Licensee for an Investors Commercial Project, provided that such licensee effectively assigns all right, title and interest to such Technology Improvements to the applicable Licensors without restrictions on such Licensors’ ability to license such Technology Improvements to their licensees, and (ii) which are generally commercially released by the Licensors.

(fff) “LSA” means Lurgi South Africa (Pty) Limited, a South Africa company, together with its successors and assigns.

(ggg) “Lurgi Agreement” means that certain Business Development and Intellectual Property Rights Agreement, dated as of January 2, 2003, by and among the Company

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and Lurgi, as modified on January 8, 2004 and amended on May 21, 2004, attached as Exhibit D, and as, amended, extended, restated, superseded, supplemented or otherwise modified from time to time.

                        (hhh)   “Management Rights” means management, executive or voting rights, powers or authorities, including the right, power or authority to determine or make design, construction, operations, hiring, contracting and any other management or business decisions.

                        (iii)   “Maximum Capacity” means an aggregate Capacity of Commercial Projects of fifty (50) million tons per year; provided, however, that if a one-time additional allocation of up to three (3) million additional tons of Capacity is reasonably necessary to support the economic viability of the Investors constructing, developing or operating a final Investors Capped Project pursuant to Section 2.2, the Investors may petition the Company for such an allocation, and, upon the Investors’ submission of supporting information, including alternate economic models, reasonably acceptable to the Company, the Maximum Capacity shall for purposes of such final Investors Capped Project be increased by the petitioned amount.

                        (jjj)   “Net Revenue” means, with respect to the sale or other disposition of K‑Fuel Products produced by any Commercial Project, the excess of (i) gross revenue collected from such sale or other disposition, over (ii) the sum of (A) bona fide price adjustments, billing errors, rejected goods, returns, rebates, chargebacks and third-party commissions on such sale or other disposition, plus (B) sales or use taxes, excise taxes or other governmental or regulatory assessments, duties or charges imposed on such sale or other disposition (excluding any foreign, federal, state or local taxes, duties, assessments or charges assessed against or based upon a Person’s income), all as determined in accordance with the applicable License Agreement; provided that to the extent that such sale or disposition was not in an arm’s length transaction with third parties, the amounts to be calculated as provided in clause (i) and clause (ii)(A) next above shall be adjusted to the amounts the Company reasonably determines would have applied had such sale or disposition been made in an arm’s length transaction with third parties.

                        (kkk)   “Participation Percentage” means, with respect to any Person and any Commercial Project, the aggregate percentage equity interest of such Person in the production of K‑Fuel Products by such Commercial Project; provided that any Carried Interests shall not be considered in determining Participation Percentages.

                        (lll)   “Person” means any individual, trustee, receiver, conservator, administrator, liquidator, custodian, corporation, limited liability company, general or limited partnership, sole proprietorship, association, company, institution, public benefit corporation, firm, joint-stock company, trust, business trust, separate account, estate, joint venture, Governmental Authority or any other legally recognized entity or body, whether domestic or foreign.

                        (mmm)   “Prime Rate” means, with respect to any date of determination, the last variable rate of interest per annum published by the Board of Governors of the United States Federal Reserve System under the heading “Bank Prime Loan” in Federal Reserve statistical release H.15(519), or any successor publication to the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent; provided that if no updated rate can be so determined for a period of six (6) months, the Company shall designate a substantially similar publication of interest rates with the consent of the Investors Representative, such consent not to be unreasonably delayed, withheld or conditioned.

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(nnn) “QIB” means a “qualified institutional buyer”, as defined in Rule 144A promulgated under the Securities Act.

(ooo) “Recipient” means any Person who receives Confidential Information pursuant to or in connection with this Agreement.

                        (ppp)   “Representatives” means, with respect to any Person, its directors, officers, partners, members, managers, employees, agents, consultants or other representatives (including advisers, attorneys, accountants and financial advisers).

                        (qqq)   “Revenue Code” means the United States Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, each as amended from time to time, or any successor statute or statutes or rules and regulations, as the case may be, thereto (it being understood that any reference to any specific section or definition of the Revenue Code or such rules and regulations shall be deemed to include a reference to any similar sections or definitions, as the case may be, of any successor statutes or rules and regulations, as the case may be).

(rrr) “Right of First Refusal” means the Brokers Investor’s right of first refusal to serve as the Company’s broker pursuant to Section 2.11.

(sss) “Sasol” means Sasol Lurgi Technology Company (Pty) Limited.

(ttt) “Sasol/Lurgi Technology” has the meaning ascribed to such term in the Lurgi Agreement.

                        (uuu)   “Securities Act” means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended from time to time, or any successor statute or statutes or rules and regulations, as the case may be, thereto (it being understood that any reference to any specific section or definition of the Securities Act or such rules and regulations shall be deemed to include a reference to any similar sections or definitions, as the case may be, of any successor statutes or rules and regulations, as the case may be).

                        (vvv)   “Subsidiary” means, with respect to any Person, any other Person a majority of the equity ownership or voting stock of which is at the time owned or controlled, directly or indirectly through one or more other Persons, by such first Person and any of its other Subsidiaries.

                        (www)   “Tax Credit Monetization Proceeds” means, with respect to any Commercial Project, all amounts, proceeds, revenues, capital contributions or compensation of any kind or nature paid by any unaffiliated and otherwise unrelated Person to the applicable Commercial Project Licensee or any of its Affiliates in consideration of, incidental to or in connection with the grant, assignment or allocation of tax or similar credits to such unrelated Person.

(xxx) “Technology” means ideas, information, methods, processes or products, regardless of form, physical embodiment or legal status, and the intellectual property rights associated therewith.

(yyy) “Technology Improvements” means any improvements, enhancements, advancements, updates, revisions, changes or modifications, regardless of whether a patent can be obtained therefor.

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(zzz) “Total Production Capacity” means the aggregate Capacity of all Commercial Projects in operation or subject to Binding Agreements.

                        (aaaa)   “Transfer” means, with respect to any right, property or asset, sell, deed, distribute, exchange, convey, gift, devise, bequeath, assign, issue, lease, pledge, hypothecate, grant a lien on, grant a security interest in, or otherwise alienate, transfer, encumber or dispose of such right, property or asset or any interest therein or right thereto, in whole or in part, whether directly or indirectly (through another Person or otherwise), whether voluntarily, involuntarily or by operation of law, and whether with or without consideration.

                        (bbbb)   “Used Capacity” means, subject to Section 2.8, the sum of (a) the aggregate Investors Participation Capacity in (i) all Company Commercial Projects in which the Investors participate pursuant to Section 2.1 (other than Company Commercial Projects in which any Investors participate separately from this Agreement, provided that the Company expressly agrees in writing that such Investor participation (A) is not pursuant to this Agreement, and (B) shall not be included when calculating the Used Capacity), and (ii) all Commercial Projects in which the Investors participate pursuant to Section 2.2, plus (b) the aggregate Capacity of all Investors Capped Projects (net of any Company Participation Capacity therein), in each case whether such Commercial Project is in operation or subject to Binding Agreements.

(cccc) “Westcliff Capital Management” means Westcliff Capital Management, LLC, a California limited liability company.

                        Section 1.2.   Interpretations.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                        (a)   all references in this Agreement to designated “Articles,” “Sections” and other subdivisions, or to designated “Exhibits”, “Schedules” or “Appendices”, are to the designated Articles, Sections and other subdivisions of, or the designated Exhibits, Schedules or Appendices to, this Agreement;

                        (b)   the words “herein,” “hereof”, “herewith” and “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section or other subdivision hereof;

(c) pronouns having a masculine, feminine or neuter gender shall be deemed to include the others;

(d) the term “or” shall not be exclusive;

(e) the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; and

(f) whenever the singular number is used, if required by the context, the same shall include the plural, and vice versa.

ARTICLE II Participation, Development and Brokerage Rights

                        Section 2.1.  Investors’ Participation Rights in Company Commercial Projects.  The Company hereby grants to the Investors the right to participate in Company Commercial Projects, subject to Section 2.7, Section 2.9, Section 4.1, Section 4.3 and the following terms and conditions:

                        (a)   After Total Production Capacity reaches or exceeds the Exempt Capacity, the Investors shall have the right to participate in each new Company Commercial Project at a Participation Percentage up to fifteen percent (15%) of the Company’s Participation Percentage in such Company Commercial Project.  The Company may, in its Discretion, offer the Investors a larger Participation Percentage on a per-project basis on whatever terms and conditions the Company in its Discretion elects to offer, and, unless otherwise provided by the terms of such additional participation, the additional Investors Participation Percentage shall count towards Used Capacity; provided that the Investors shall be under no obligation to accept such an offer if presented.

                        (b)   Participation by the Investors in Company Commercial Projects pursuant to this Section 2.1 will generally be on the same terms applicable to third parties, including the allocation of Development Costs, tax items, profits, losses and liabilities, provided, however, that the Investors shall not (i) be required to provide the Company with, or be subject to, any Carried Interest, (ii) be entitled to participate in any Carried Interest provided to the Company by a third party, or (iii) be entitled to any Management Rights in such Company Commercial Project; and provided further that the license fees and royalties applicable to the Investors’ participation shall be at the rates applicable to Investors Capped Projects.

                        (c)   By way of example, if Total Production Capacity is more than the Exempt Capacity and the Investors Project Rights have not terminated pursuant to Section 2.7, and the Company participates with a third party in a Commercial Project at a fifty percent (50%) Participation Percentage (prior to the Investors’ participation) with an additional twenty-five percent (25%) Carried Interest, the Investors shall have the right to participate up to a seven and one-half percent (7.5%) Participation Percentage in such Commercial Project, without any adjustment for the Company’s Carried Interest (that is, will neither receive any of the Carried Interest obtained by the Company, nor provide or be subject to any Carried Interest to the Company).

                        Section 2.2.  Investors’ Participation Rights in Commercial Projects in Place of Company.  If the Company from time to time has a contractual right to fund a portion of the capital of a Commercial Project other than an Investors Commercial Project, and the Company intends to decline to exercise such right, or to fund less than the maximum amount it is permitted to fund, the Company hereby agrees to assign to the Investors, on the terms and subject to the conditions on which the Company is entitled to participate, to the extent the Company declines to exercise such right or to fund less than the maximum amount it is permitted to fund, the right to participate in such Commercial Project, subject to Section 2.7, Section 2.9, Section 4.1, Section 4.3 and the following terms and conditions:

(a) Such Commercial Project shall have an effective and valid license to Exploit any rights under or to the K‑Fuel Technology pursuant to a license agreement with a Licensor.

(b) The Company shall be entitled to any Carried Interest to which it would have been entitled had it funded such Commercial Project to the extent the Investors instead fund

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such Commercial Project pursuant to this Section 2.2, and the Investors shall (i) not be entitled to any participation in such Carried Interest, and (ii) use their commercially reasonable efforts to comply with any provisions and to satisfy any conditions necessary for the Company to receive the full benefit of such Carried Interest.

                        (c)   The Company shall not be obligated to assign to the Investors any Management Rights which the Company may have in such Commercial Project, and may exercise any such Management Rights in its Discretion notwithstanding the assignment of economic rights to any Investors pursuant to this Section 2.2.

                        (d)   The Company’s obligations under this Section 2.2 to assign any rights to the Investors shall be subject to any conditions, restrictions, limitations and prohibitions on and against assignment imposed by any other parties to such Commercial Project at any time that (i) the Investors Representative is not Westcliff Capital Management, or (ii) Richard S. Spencer III does not control, or is not the Company’s contact for, Westcliff Capital Management.

                        Section 2.3.  Investors Rights to Develop Commercial Projects.  Upon request by the Investors Representative, the Company hereby agrees from time to time to offer to enter, or to cause a Licensor to offer to enter, into a License Agreement with a Commercial Project Licensee for a specific Commercial Project located anywhere worldwide except within India, which License Agreement shall grant such Commercial Project Licensee a non-exclusive license to construct, develop and operate such Commercial Project and to Exploit the K‑Fuel Technology in connection therewith, subject to Section 2.6, Section 2.7, Section 2.9, ARTICLE III and Section 4.1.  The Company shall have the right to participate at a Participation Percentage up to fifty percent (50%) in each Investors Capped Project.

                        Section 2.4.  Investors Rights to Develop Commercial Projects for India Market.  Upon request by the Investors Representative, the Company hereby agrees from time to time to offer to enter, or to cause a Licensor to offer to enter, into a License Agreement with a Commercial Project Licensee for a specific Commercial Project located anywhere worldwide except within India or the United States (except a Commercial Project may be located in the State of Alaska if after request the Company determines that such Commercial Project will not adversely affect the Company or the Cook Inlet Project), which License Agreement shall grant such Commercial Project Licensee a non-exclusive license to construct, develop and operate such Commercial Project and to Exploit the K‑Fuel Technology in connection therewith, subject to Section 2.6, Section 2.7, Section 2.9, ARTICLE III, Section 4.1 and the following terms and conditions:

(a) The K‑Fuel Products produced at each Investors India Market Project may only be sold for consumption within India.

                        (b)   the Company shall have the right to participate at a Participation Percentage up to fifty percent (50%) in each Investors India Market Project to the extent that such such India Market Project is not undertaken for charitable purposes.

                        Section 2.5.  Investors Exclusive Rights to Develop Projects Within India.  Upon request by the Investors Representative, the Company hereby agrees within a reasonable period of time to offer to enter, or to cause a Licensor to offer to enter, into a License Agreement with a Person designated by the Investors Representative (the “Investors Licensor”), which License Agreement shall grant such Person an irrevocable, transferable, exclusive right and license, with the right to grant sublicenses subject to the terms and conditions of such License Agreement, to construct, develop and operate Commercial Projects within India, and to Exploit the K‑Fuel Technology within India in connection therewith, subject to Section 2.7(d), ARTICLE III and the following terms and conditions:

                        (a)   Each Investors India Site Project shall obtain an effective and valid license to Exploit the rights under or to the K‑Fuel Technology pursuant to a license agreement with the Investors Licensor which complies in all respects with the License Agreement for the Investors Licensor.

                        (b)   The Investors may, in their Discretion, offer the Company the opportunity to participate in Investors India Site Projects on a per-project basis on whatever terms and conditions the Investors in their Discretion elect to offer, but the Company shall be under no obligation to accept such an offer if presented.

                        Section 2.6.  Dual-Use Plants and Facilities.  The Investors may elect to designate a single physical plant or facility as both an Investors Capped Project and an Investors India Market Project under this Agreement by making a single request both under Section 2.3 and Section 2.4, indicating therein that there will be a single physical plant or facility for the requested Investors Capped Project and Investors India Market Project and indicating the Capacity of each such Commercial Project.  The Company shall modify the License Agreement offered, or caused to be offered, to the applicable Commercial Project Licensee pursuant to Section 2.3 and Section 2.4 to the extent necessary to accommodate a single Person being party to, and a single plant or facility being subject to, the two separate License Agreements contemplated by Section 2.3 and Section 2.4, it being understood and agreed that each such License Agreement shall provide for royalties and fees, impose restrictions on sales of K‑Fuel Products and contain other terms and provisions which allocate K‑Fuel Product produced by the plant or facility between the Investors Capped Project and the Investors India Market Project in the same proportion as the respective Capacities of such Investors Capped Project and such Investors India Market Project.  After such a designation, the Investors shall send a single Commercial Project Notice in respect of both such Commercial Projects, but shall indicate therein the allocation of Capacity (and, in the same proportion, K‑Fuel Products produced by the applicable plant or facility) between the Investors Capped Project and Investors India Market Project.

                        Section 2.7.  Termination and Suspension of Investors Project Rights.

                        (a)   The Investors shall not have any Investors Company Participation Rights or Investors Third-Party Participation Rights before the Total Production Capacity reaches or exceeds the Exempt Capacity; provided that until such time, the Company may, in its Discretion, offer the Investors the opportunity to participate in Company Commercial Projects on a per-project basis on whatever terms and conditions the Company in its Discretion elects to offer, but the Investors shall be under no obligation to accept such an offer if presented.

                        (b)   The Investors shall no longer have any Investors Company Participation Rights or Investors Third-Party Participation Rights, or any right to construct, develop or operate any Investors Capped Project, and such Investors Project Rights shall immediately terminate and be of no further force or effect, upon the occurrence of any of the following events (each, a “Termination Event”):  (i) the Used Capacity reaches or exceeds the Maximum Capacity; or (ii) twenty (20) years shall have elapsed from the date on which the Total Production Capacity first reached or exceeded the Exempt Capacity.  The occurrence of a Termination Event shall not affect (A) the rights of the Company which by their nature should survive such occurrence, including the rights which survive the termination of this Agreement under Section 12.2, (B) Investors India Projects, or (C) the Investors’ rights with respect to such Company Commercial Projects, third-party Commercial Projects or Investors Capped Projects as are then in operation or subject to Binding Agreements, including the Investors’ rights pursuant to ARTICLE VI.

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                        (c)   The Investors shall no longer have any right or license to construct, develop and operate any Investors India Projects, or the India Exclusive Sales Right, and such Investors Project Rights and India Exclusive Sales Right shall immediately terminate and be of no further force or effect, effective on March 31, 2012 (the “Termination Date”); provided that the Termination Date shall be automatically extended for successive seven (7) year terms if at the time the then-current term expires, the Investors shall have constructed, or entered into Binding Agreements to construct (and shall within a reasonable period of time thereafter in fact have constructed and commenced operating), Investors India Site Projects having an aggregate Capacity greater than the product of (x) three (3) million tons, times (y) the aggregate number of seven-year terms (including the initial term and the term then expiring) which shall then have expired.  The occurrence of the Termination Date shall not affect (A) the rights of the Company which by their nature should survive such occurrence, including the rights which survive the termination of this Agreement under Section 12.2, (B) the Investors’ rights with respect to Company Commercial Projects or third-party Commercial Projects, (C) Investors Capped Projects, or (D) such Investors India Projects as are then in operation or subject to Binding Agreements, including the Investors’ rights pursuant to ARTICLE VI.

                        (d)   Whenever and for so long as any Investor or Investors Commercial Project shall be in material breach of any of its agreements or covenants under this Agreement or the applicable License Agreement, as the case may be, such Investor or all of the Investors participating in such Investors Commercial Project, as the case may be, shall not have or enjoy (i) any Investors Company Participation Rights, (ii) any Investors Third-Party Participation Rights, (iii) any right to participate in the construction, development or operation of any Investors Commercial Project, (iv) the India Exclusive Sales Right, (v) the right (in any capacity) to any information from the Company or any of its Affiliates or their respective Representatives, or the Investors Representative, under this Agreement, or (vi) any right to assign any of its rights pursuant to ARTICLE VI.  Upon identification of any such Investor by the Company, the Company shall no longer have any obligation under this Agreement to deliver, and upon notice thereof the Investors Representative shall not without an explicit instruction from the Company deliver, any Commercial Project Notice, Confidential Information or other confidential information to such Investor.

                        Section 2.8.  Adjustments to Used Capacity.

                        (a)   If any Investors enter into any Binding Agreements with the Company (and possibly other parties) with respect to any Commercial Project and fail to perform their obligations under such Binding Agreements, the Capacity of such Commercial Project shall nevertheless be included in the calculation of Used Capacity.

                        (b)   If the Company enters into any Binding Agreements with any Investors for the development of any Commercial Project pursuant to the Investors Project Rights and the Company fails to fund its portion of such Commercial Project according to such Binding Agreements, the Investors or third parties shall be allowed to fund the portion of such Commercial Project that was not funded by the Company on the terms that were applicable to the Company, and in such event, the participation interest applicable to such additional portion of the Commercial Project shall not be included in the calculation of Used Capacity.

                        (c)   The adjustments to Used Capacity in this Section 2.8 are cumulative and are in addition to, rather than exclusive of, any other remedies provided by law or in equity or that are available under the applicable Binding Agreements or subsequent contractual obligations or in equity.

                        Section 2.9.  Tax Credits.  The Company and the Investors each agrees to use its commercially reasonable efforts to cause each Commercial Project which it structures and in which the Investors or the Company, as the case may be, participate to be structured, to the extent permissible under applicable law, to allow for the pass-through and sharing of any tax credits under the Revenue Code, for which such Commercial Project is eligible; provided that neither the Company nor the Investors shall be obligated to incur any liability, expense or cost, or suffer the loss of any right, benefit or gain, pursuant to this Section 2.9 unless the other of them agrees in writing to indemnify the first of them for such liability, expense, cost or loss.

                        Section 2.10.  India Exclusive Sales Right.  Subject to Section 2.7 and ARTICLE III, to the extent permitted by the laws and regulations of India, the Investors and the Investors Commercial Projects, and their respective designees, shall jointly have the exclusive right to sell K‑Fuel Products for consumption within India.

                        Section 2.11.  Right of First Refusal Over United States Brokerage.

                        (a)   In the event the Company seeks to sell K‑Fuel Products in the United States through a coal or energy broker, the Broker Investor shall have a right of first refusal, subject to Section 2.11(b), to serve as the Company’s broker; provided that the foregoing right of first refusal shall not apply (i) in respect of K‑Fuel Products produced by any Commercial Project, to the sale of such K‑Fuel Products to any coal or energy broker who participates as an equity holder in such Commercial Project, (ii) to the sale of K‑Fuel Products to, by or through any Affiliate of the Company (whether a broker, dealer or marketing company), or (iii) if the Broker Investor cannot demonstrate to the satisfaction of the Company prior to the time such right of first refusal is to be offered to the Broker Investor that the Broker Investor has no real or implied conflict of interest for the brokerage of such K‑Fuel Products with its other customers, clients, providers or Affiliates.

                        (b)   Upon notice by the Company of the applicable terms of brokerage and the K‑Fuel Products being sold, the Broker Investor shall have ten (10) days to exercise its right of first refusal to sell such K‑Fuel Products.  If the Broker Investor exercises its right of first refusal, the Company and the Broker Investor shall each use commercially reasonable efforts to complete negotiation and execution of a broker agreement for the K‑Fuel Products within thirty (30) days of such response.  If the Company and the Broker Investor are unable to complete the negotiation and execution of a broker agreement within such thirty (30) day period, the Company may enter into a sales or brokerage agreement with any other seller, broker or dealer; provided, however, that the substantive terms of such sales or brokerage agreement shall not be materially superior to the substantive terms offered by the Company to the Broker Investor.

                        (c)   For purposes of Section 1.1(c) and this Section 2.11, the term “broker” shall not include a dealer, reseller or any other Person who would buy or sell K‑Fuel Products for its own account or which otherwise would at any point take title to or possession of K‑Fuel Products.

ARTICLE III Certain License Provisions

                        Section 3.1.  License Agreement.

                        (a)   Nothing in this Agreement shall be construed to grant to any Investor or other Person any right directly or indirectly to develop any Commercial Project or otherwise to Exploit any rights under or to the K‑Fuel Technology.  Such rights may be granted only pursuant to a separate license agreement entered into, and binding upon and Enforceable against, the applicable Commercial Project Licensor, on the one hand, and the applicable Commercial Project Licensee, on the other hand.

                        (b)   Upon notice and request in respect of a specific Commercial Project, and subject to the satisfaction of all other conditions precedent specified in the respective Investors Rights, the Company shall, or cause another Licensor to, offer to enter into the Company’s license agreement for the K‑Fuel Technology and K‑Fuel Trademarks with the applicable Commercial Project Licensee.  Such license agreement shall (i) grant such Commercial Project Licensee the rights specified in the applicable Investors Rights and in Section 3.3 and  Section 3.5, (ii) grant such Commercial Project Licensee the right to use the K‑Fuel Trademarks in connection with Commercial Projects and the use, marketing and sale of K‑Fuel Products produced thereby, (iii) not charge such Commercial Project Licensee any license fees or royalties in connection with such Commercial Project or such K‑Fuel Products or the use of the K‑Fuel Trademarks other than those specified in Section 3.2, and (iv) contain other standard terms and conditions of the Company then in effect, including limitations and restrictions on the rights specified in this Section 3.1(b) and provisions relating to joint sales and marketing, assignment of rights to, and ownership of, intellectual property and Technology Improvements thereto, confidentiality, related party transactions, inspection and audit, trademark quality assurance, representations and warranties, alternative dispute resolution and further assurances.

                        Section 3.2.  Royalties and Fees.   The Investors’ right to construct, develop or operate Investors Commercial Projects pursuant to the Investor Project Rights is subject to and conditioned upon the prompt payment to the Company or other applicable Licensor when due of the following license fees and royalties:

                        (a)   License Fees - Generally.  The Licensor shall receive a one-time license fee for a license to Exploit the K‑Fuel Technology for each Investors Commercial Project other than Investors India Projects equal to the lesser of (i) a license fee equal to US $5.00 (subject to CPI Adjustment from November 7, 2003 to the Initial Fee Date) per ton of the Capacity of such Commercial Project, payable as (A) US $2.50 (subject to CPI Adjustment from November 7, 2003 to the Initial Fee Date) per ton on the Initial Fee Date for such Commercial Project, and (B) US $2.50 (subject to CPI Adjustment from November 7, 2003 to the Initial Fee Date) per ton in three equal installments, the first installment to be paid fifteen (15) days after production reaches ten percent (10%) or more of the Capacity of such Commercial Project and the other two installments on the first and second anniversary of such date, and (ii) the lowest license fee being charged by the Company to Comparable Licensees, payable on substantially the same terms as applicable to such Comparable Licensee, provided that a Carried Interest and other valuable consideration paid to or received by the Company shall be considered in the calculation of the license fees being charged by the Company to Comparable Licensees, with the Company’s reasonable determination thereof being binding on all parties.

                        (b)   License Fees – Investors India Projects.  The Licensor shall receive a one-time license fee for a license to Exploit the K‑Fuel Technology for Investors India Projects equal to US $5.00 (subject to CPI Adjustment from November 7, 2003 to the Initial Fee Date) per ton of the Capacity of such Commercial Project, payable as (A) US $1.00 (subject to CPI Adjustment from November 7, 2003 to the Initial Fee Date) per ton on the Initial Fee Date for such Investors India Site Project, and (B) US $4.00 (subject to CPI Adjustment from

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November 7, 2003 to the Initial Fee Date) per ton to be paid out of proceeds received directly or indirectly from the Transfer of K‑Fuel Products produced at such Investors India Project at the rate of US $2.00 per ton of such K‑Fuel Products sold, pledged or otherwise Transferred until the unpaid balance and accrued interest thereon is fully paid.  The unpaid balance owed pursuant to clause (B) next preceding shall accrue interest daily at a rate per annum, calculated for each calendar month, equal to the sum of (a) the Prime Rate, calculated as of the first day of each calendar month on which such rate is available and applying throughout such month (or, if a rate cannot be determined for a given calendar month, the rate applicable to the prior month), plus (b) one percent (1%).  All payments shall be applied, first, to accrued but unpaid interest, and, thereafter, to the unpaid balance.

                        (c)   Royalties – General.  The Licensor shall receive a continuing royalty for a license to Exploit the K‑Fuel Technology in respect of Investors Commercial Projects, other than K‑Fuel Products produced by any Investors India Site Project and sold for consumption without India, equal to the lesser of (i) a royalty rate of five percent (5%) of the Net Revenue of such K‑Fuel Products, and (ii) the lowest royalty rate charged by the Company to Comparable Licensees for such K‑Fuel Products, payable on substantially the same terms as applicable to such Comparable Licensee, provided that a Carried Interest and other valuable consideration paid to or received by the Company shall be considered in the calculation of the royalties being charged by the Company to Comparable Licensees, with the Company’s reasonable determination thereof being binding on all parties.

                        (d)   Royalties – Certain Sales of India Site Projects.  The Licensor shall receive a continuing royalty for a license to Exploit the K‑Fuel Technology for each Investors India Site Project with respect to K‑Fuel Products produced by such Investors India Site Project and sold for consumption without India equal to a royalty rate of (i) ten percent (10%) of the Gross Operating Profits of such K‑Fuel Products until the Capital Recovery Point has been reached, and (ii) fifteen percent (15%) of the Gross Operating Profits of such K‑Fuel Products thereafter (it being understood that all sales of K‑Fuel Products by such Investors India Site  Project, whether the royalty rate is governed by Section 3.2(c) or this Section 3.2(d), shall be used in calculating its Gross Operating Profits).

                        (e)   Carried Interest.  The parties acknowledge that there is an equivalent financial relationship between various levels of a Carried Interest and license fees and royalties.  The parties agree to negotiate in respect of any Commercial Project in which the Company has a Carried Interest to assign a license fee and royalty equivalent to such Carried Interest, but if no agreement can be reached the Company’s reasonable determination thereof, in light of the evidence and arguments presented by the Investors, shall be final and binding on all parties.

                        Section 3.3.  K‑Fuel Technology Investors Improvements.

                        (a)   The License Agreements shall provide the applicable Commercial Project Licensee with the right to Improvements to the K‑Fuel Technology and access to the Company’s technical information and “know-how”, subject to (i) such Commercial Project Licensee agreeing in writing to the Company’s standard confidentiality provisions as the same may be constituted from time to time, and (ii) the terms and conditions of the License Agreement applicable, directly or indirectly through the Investors Licensor, to each Commercial Project Licensee.

(b) The License Agreements shall provide that the applicable Licensor shall, at no cost or, except as expressly provided below in this Section 3.3(b), expense to itself, in

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consideration for granting a license to exploit K‑Fuel Technology in the applicable License Agreement, own and enjoy all right, title and interest to, and the exclusive right to pursue, patent, register, license and further develop, all Investors Improvements, and such Investors Improvements shall be fully subject to the Company’s and such Licensor’s confidentiality provisions (it being understood that the License Agreements shall grant all of the Commercial Project Licensees the right to Exploit such Investors Improvements at no additional cost).  The License Agreement shall further provide that the applicable Commercial Project Licensee shall promptly notify the Company of any such Investors Improvements and shall use their commercially reasonable efforts to ensure the Company enjoys the full and unqualified rights to and benefits of all such Investors Improvements, including (i) providing access to any (A) documentation, records, technical data, research, product plans, construction plans, engineering plans, developments, designs, drawings, notes, memoranda, analyses, compilations, studies and other writings, whether in paper or electronic format or kept in any other tangible form or medium, relating to such Investors Improvements, (B) facilities, plants, machinery, equipment, fixtures or other physical facilities relating to such Investors Improvements, and (C) technicians, engineers, scientists, researchers and Representatives having relevant knowledge of any such Investors Improvements, (ii) ensuring the cooperation with the Company of any other Person with knowledge thereof, and (iii) at the Company’s expense, executing any assignments or instruments of transfers, or taking any other steps as reasonably requested by the Company, as in the opinion of the Company are necessary or prudent to fully and effectively vest in the Company, or evidence the Company’s ownership of, all right, title and interest to and in such Investors Improvements.

                        Section 3.4.  Sales and Marketing of K‑Fuel Products.  Each Investor shall coordinate, and the Investors shall cause each Investors Commercial Project to coordinate, the marketing and sales of any K‑Fuel Products anywhere worldwide with the Company; provided that the foregoing coordination requirement shall not apply to any marketing occurring solely in, or directed solely at Persons residing or operating in, India, but only if any resulting sales of K‑Fuel Products are exclusively for consumption within India.  Each License Agreement shall contain more specific joint sales and marketing provisions and grant rights to use the K‑Fuel Trademarks, all as specified in Section 3.1(b).

                        Section 3.5.  Company Support Services.  The parties hereto acknowledge that the Company may have opportunities to license the K‑Fuel Technology to third parties on terms more attractive to the Company than the terms provided in the Investors Rights.  To ensure that the Investors are dealt with fairly and are able to exercise and obtain the benefits of the rights contemplated by the Investors Rights, the License Agreements shall provide the applicable Commercial Project Licensee and Investors Commercial Projects operator with the right to obtain all engineering, permitting, construction management, plant operation, consulting, maintenance, training and support services on terms (including the timeframes on, and confidentiality provisions subject to, which such services are provided) comparable to the terms on which it provides similar services to other similarly-situated licensees of the K‑Fuel Technology and other similarly-situated developers and operators of Commercial Projects.  For the purposes of this Section 3.5, another licensee shall be deemed not to be similarly-situated if (i) pursuant to the terms of the participation arrangements between the Company and such licensee, the Company is entitled to a Carried Interest, or (ii) such licensee provides the Commercial Project with economic value or other substantial contributions that (A) warrant preferential terms, and (B) the Investors cannot similarly provide.

                        Section 3.6.  Sasol/Lurgi Equipment and Licenses.  For so long as the Lurgi Agreement shall be in effect, (i) as a condition to any Investors Commercial Project commencing operations, such Investors Commercial Project shall, at a time prior to ordering or procuring any Equipment for such Investors Commercial Project and to the extent required by the Lurgi Agreement (as determined by the Company), (A) order and procure the Equipment from LSA, (B) obtain a license to use and exploit the Sasol/Lurgi Technology from LSA, and (C) obtain engineering and procurement services from LSA, and (ii) upon request, the Company shall use its commercially reasonable efforts to cause LSA (A) to perform engineering services, price estimation and services required to procure, engineer and deliver equipment for Investors Commercial Projects pursuant to the terms and conditions of the Lurgi Agreement and (B) to cause Sasol/Lurgi to grant the Commercial Project Licensee for any Investors Commercial Project a license to use and exploit the Sasol/Lurgi Technology on substantially the same terms enjoyed by the Company.  The License Agreement shall incorporate the then current applicable terms of the Lurgi Agreement.

ARTICLE IV Notifications

                        Section 4.1.  Participation Notifications.  If at any time the Investors have the right to participate in any Commercial Project pursuant to Section 2.1 or Section 2.2, or the Company at any time has the right to participate in any Investors Commercial Project pursuant to Section 2.3 or Section 2.4 (the Persons holding such right to participate, collectively, the “Participating Party”, and the Persons granting such right to participate, collectively, the “Primary Party”), the Primary Party shall provide the Participating Party the opportunity to participate in such proposed Commercial Project (the “Proposed Commercial Project”) subject to the terms and conditions of this Section 4.1.

                        (a)   Notice of Proposed Commercial Project.  Subject to any binding confidentiality provisions and disclosure restrictions imposed by applicable law or any Governmental Authority which cannot be avoided through a confidentiality agreement or other reasonably available means, the Primary Party shall deliver to the Participating Party, as soon as practicable, a confidential, written notice (the “Commercial Project Notice”) notifying the Participating Party of its intention to develop a Commercial Project (or, in the case of any potential participation pursuant to Section 2.2, the Primary Party’s belief in the applicable third parties’ bona fide intention) .  The Commercial Project Notice shall include in reasonable detail a description of the proposed Commercial Project and such other information regarding the proposed financing of Commercial Project as may be helpful to the Participating Party in determining whether to participate in the Commercial Project, including the proposed purchase price or prices and other material offering terms, including copies of any subscription or purchase agreement or operating, stockholders, limited liability company or similar agreement concerning the Person proposed to own and operate such Proposed Commercial Project.

                        (b)   Participation Offer.  To the extent applicable, a Commercial Project Notice shall be accompanied with an express offer (the “Participation Offer”) to the Participating Party to participate in such Proposed Commercial Project at a price (the “Offered Participation Price”) per equity unit or share not greater than the lowest price being paid therefor by any other Person, including the Primary Party, participating as an equity holder in such Proposed Commercial Project, and subject to the most favorable terms and conditions (the “Offered Participation Terms”) applicable to any other Person (other than, in the case of the Company, any payment of license fees and royalties, regardless of how structured or arranged, how such payments are made, including as a Carried Interest, or the form of consideration to be paid), including the Primary Party, participating as an equity holder in such Proposed Commercial Project; provided that with respect to any Company Commercial Project, the Investors shall not be subject to a Carried Interest and the license fees and royalties applicable to the Investors’ proportionate interest in the Commercial Project shall not exceed the license fees and royalties

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applicable to an Investors Capped Project.  To the extent required by applicable law or not unduly burdensome to the Primary Party, the Participation Offer shall be accompanied by an offering circular, offering document, prospectus or similar document complying, if applicable, with such law, setting forth all of the material terms of a participation in the Proposed Commercial Project.

                        (c)   Limitations on Information.  Notwithstanding the foregoing provisions of this Section 4.1, in the case of any potential participation pursuant to Section 2.2, the Company shall only be obligated to deliver to the Investors whatever of the foregoing information is made available to it, subject to the Recipient agreeing to any confidentiality provisions applicable to the information to be provided, and shall have no obligation whatsoever to develop, draft, compile or otherwise provide any such information on its own.

                        (d)   Updates to Commercial Project Notices; Requests for Information.  Until the right of the Participating Party to participate in such Proposed Commercial Project under this Agreement terminates or a Participation Offer to participate in such Proposed Commercial Project is accepted or rejected, the Primary Party shall (i) send an updated Commercial Project Notice to the Participating Party whenever a previously delivered Commercial Project Notice becomes, or the Primary Party determines that such Commercial Project Notice is, misleading, incomplete or inaccurate in any material respect, and (ii) subject to any binding confidentiality provisions and disclosure restrictions imposed by applicable law or any Governmental Authority which cannot be avoided through a confidentiality agreement or other reasonably available means, respond to any reasonable inquiries from the Participating Party from time to time concerning such Proposed Commercial Project, including providing any technical data, research, product plans, construction plans, engineering plans, developments, designs, drawings, marketing plans, business plans, agreements with third parties, potential customers and financing information, together with any and all notes, memoranda, analyses, compilations, studies, offering brochures, offering materials, proposals, filings with Governmental Authorities or other documents (whether in hard copy or electronic media).

                        (e)   Exercise of Right to Participate.  At any time prior to the latest to occur of (i) one hundred twenty (120) days after the delivery to the Participating Party of the first Commercial Project Notice in respect of such Proposed Commercial Project, and (ii) forty-five (45) days after delivery to the Participating Party of the most recent Commercial Project Notice which expressly specifies that it constitutes an offer to participate in such Proposed Commercial Project, the Participating Party may, by giving written notice to the Primary Party, elect to participate in such Proposed Commercial Project up to the maximum Participation Percentage to which the Participating Party is entitled pursuant to this Agreement (or such greater amount as the Primary Party may specify in its express offer to participate) (the “Purchased Participation Interest”), at the purchase price and on the terms determined in accordance with Section 4.1(f); provided that such election may be reasonably conditioned on no material adverse changes being made to the Participation Offer.

                        (f)   Participation Purchase Price.  The purchase price for the Purchased Participation Interest purchased by the Participating Party under this Section 4.1(f) (the “Participation Purchase Price”) shall be the Offered Participation Price for the Purchased Participation Interest, and the terms and conditions of the purchase shall be identical in all material respects to the Offered Participation Terms.  If the Offered Participation Price includes consideration other than cash, the cash equivalent value of such non-cash consideration shall be determined by the Company in good faith.

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(g) Payment. Payment of the Participation Purchase Price shall be made on the Offered Participation Terms.

                        Section 4.2.  Other Investors Notifications.  During the term hereof, each Investor (and, to the extent applicable, the Investors Representative) shall send the Company a written report not later than the seventh day of each calendar month, describing in reasonable detail any reportable events (as enumerated below) occurring during the prior calendar month; provided that an Investor need not deliver such a written report if no event required to be reported occurred in such prior calendar month (and the failure timely to send such a report shall be deemed a representation by such Investor that no such event has occurred); and provided further that at any time that the Investors Representative is Westcliff Capital Management and Richard S. Spencer III is the Company’s contact for the Investors Representative, the Investors Representative may provide a telephonic monthly status report on behalf of all Investors, based upon appropriate consultation with each of the Investors, in lieu of all such monthly written reports (it being understood that each Investor shall be responsible for ensuring that the Investors Representative properly discloses any reportable events to the Company, including for purposes of Section 2.7(d)).  Each report shall describe in reasonable detail, including, where applicable, the material terms and conditions of any agreement or anticipated agreement, the occurrence of any of the following events in respect of the reporting Investor not theretofore notified to the Company (and each Investor will update such report upon the reasonable request of the Company):

(a) the construction or development of an Investors Commercial Project, specifying the potential location and Capacity thereof;

                        (b)   the acquisition of any real property or right to use real property in connection with the construction, development or operation of any potential or actual Investors Commercial Project, other than Investors India Site Projects; provided that the Investors shall not be required to notify the Company with respect to any acquisitions of real property, or rights of use, for the purposes of acquiring feedstock for a Commercial Project;

                        (c)   the solicitation of any Person or Persons to fund, or invest or otherwise participate in, via debt or equity or any combination thereof, any Investors Commercial Project; provided that no Investor will be required to disclose the solicitation of any current (as of the date of this Agreement) or former investment management client or any investment management client who becomes a client after the date of this Agreement and who in the aggregate invests $25 million or less with the Investors or their Affiliates;

                        (d)   the contacting, petitioning or filing of any information with any Governmental Authority in connection with or in relation to the construction, development or operation of any Investors Commercial Project, other than an Investors India Site Project;

                        (e)   contracting or otherwise arranging for the transportation, whether by railroad, truck, pipeline or otherwise, of K‑Fuel Products or the raw materials therefor, including by acquiring the means to provide such transportation, other than for transportation occurring in connection with an Investors India Site Project or occurring solely within India;

(f) selling or brokering any K‑Fuel Products, other than sales for consumption within India; and

(g) the solicitation of any other Person or Persons to purchase or otherwise acquire any right or interest under this Agreement, or discussion or negotiation any such purchase or other acquisition.

                        Section 4.3.  Compliance with Securities Laws.

                        (a)   The execution of this Agreement, the furnishing of Confidential Information or the discussion of any terms of any potential participation in any Commercial Project shall not constitute an offer by the Company or any of its Subsidiaries to sell, license, lease, merge or otherwise sell or share, or the solicitation of an offer to buy, any part of any Commercial Project, any interest therein or any other securities.  Any offer to participate in any Commercial Project pursuant to Section 2.1 or Section 2.2 shall only be made pursuant to offering documents expressly designated as such, and notwithstanding anything to the contrary herein the Company shall have no obligation to make any such offer to the extent such offer cannot reasonably be made without contravening the Securities Act or other applicable securities laws.

                        (b)   Notwithstanding anything to the contrary in this Agreement, the Company need not offer, or may delay offering, any participation rights to any Investor pursuant to Section 2.1 or Section 2.2, if, or for so long as, in the opinion of counsel to the Company, such offer would, or would be reasonably likely to, violate the Securities Act or other applicable securities laws.

ARTICLE V Investors Representative

                        Section 5.1.  Appointment.  Each Investor hereby irrevocably appoints the Investors Representative (including its successors hereunder) as its exclusive agent and representative in relation to or in connection with this Agreement and the transactions contemplated hereby, and the Investors Representative hereby accepts such appointment (it being understood that (i) as among the several Investors and the Investors Representative, such agency may be governed by the terms of a separate agreement among the Investors and the Investors Representative which is consistent herewith, and (ii) such separate agreement shall not in any manner be binding upon the Company or, with respect to the Company, in any manner limit, circumscribe or condition the agency granted hereunder, even if the Company has express knowledge of the terms and conditions thereof).

                        Section 5.2.   Rights and Duties.  The Investors Representative will serve as the exclusive representative and agent for the Investors in relation to or in connection with this Agreement, including the Investors Rights, and the transactions contemplated hereby, including (i) notifying the Investors of Commercial Projects proposed by the Company, receiving the Investors’ notification of proposed Commercial Projects and otherwise interfacing between the Investors and the Company as provided in ARTICLE IV, (ii) negotiating in connection with such exercises, the participation by Investors or the Company in Commercial Projects, the development of Investors Commercial Projects or any other matter to be negotiated under this Agreement, including the Investors Rights, (iii) allocating Participation Percentages among Investors or their permitted assignees participating in a Commercial Project and allocating (whether to other Investors or third parties) any Investors Rights of an Investor declining to participate directly or indirectly (through an Affiliate or an assignee) in any Commercial Project, (iv) in relation to any claims, controversies or disputes to be resolved pursuant to Section 11.1, and (v) amending this Agreement, or terminating or waiving provisions hereof, as provided in Section 12.4.  The Company shall not be obligated to negotiate with, or accept notifications or exercise elections from, any other Investor or any other Person whatsoever on behalf of any Investor, and the Company shall have no obligation whatsoever to notify, negotiate with or otherwise deal with or respond to any other Investor or other Person in relation to or in connection with this Agreement, including any of the Investors Rights, or the transactions contemplated hereby.

                        Section 5.3.  Resignation.  The Investors Representative may resign at any time by written notice to the Company.  The resigning Investors Representative shall have the sole responsibility and duty to appoint a successor Investors Representative.  If at any time there is no Investors Representative, or the Investor Representative is not entitled to receive any information pursuant to Section 2.7(d), the Company may in its Discretion, but shall not be obligated to, serve notices on all Investors at the address of such Investors appearing in its records, and such service shall be deemed notice for all purposes hereof, but shall under no circumstances be obligated to accept any notices from, or to negotiate with, any Investors.

                        Section 5.4.  Successors.  The Investors Representative may appoint a new or substitute Investors Representative (a “Successor Investors Representative”) in a written instrument delivered to the Company; provided that such Successor Investors Representative (A) (i) is an Investor, or (ii) is a general partner, investment adviser or other controlling Person of an Investor, (B) is (i) an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act, or (ii) a “purchaser representative”, as defined in Rule 501(h) promulgated under the Securities Act, and (C) is reasonably acceptable to the Company.  Such instrument shall (1) represent and warrant that the Successor Investors Representative is qualified to act as such, (2) irrevocably appoint the Successor Investors Representative (including its successors hereunder) as its and the other Investors’ exclusive agent and representative in relation to or in connection with this Agreement and the transactions contemplated hereby, (3) be countersigned by such Successor Investors Representative, accepting such appointment and agreeing to be fully bound by the duties and obligations, and to exercise the rights and powers, of the Investors Representative under this Agreement, and (4) otherwise in form and substance be reasonably satisfactory to the Company.  The Company shall be under no obligation whatsoever to investigate the accuracy of any representation made in such written instrument and shall be fully protected in relying on the accuracy thereof, irrespective of any notice by any Person other than the Investors Representative to the contrary.

ARTICLE VI Transfers and Assignments

                        Section 6.1.  Additional Definitions.  Unless otherwise expressly provided herein, the following terms, whenever used in this ARTICLE VI, shall have the meanings ascribed to them below:

                        (a)   “Change in Control Transfer” means, with respect to any Investor, an indirect Transfer of all of its Investors Rights and other rights under this Agreement as a consequence of a bona fide change of control of such Investor.

                        (b)   “Commercial Project Assignment” means, with respect to any Investor, an assignment, in whole or in part, by such Investor of its Investors Project Rights with respect to one or more specific Commercial Projects to another Person.

                        (c)   “Partial Affiliate Assignment” means, with respect to any Investor, an assignment, in whole or in part, by such Investor of its Investors Project Rights with respect to one or more specific Commercial Projects to an Affiliate of such Investor.

(d) “Permitted Assignment” means a Commercial Project Assignment, a Partial Affiliate Assignment, a Sale of Assets Assignment or a Total Affiliate Assignment.

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                        (e)   “Sale of Assets Assignment” means, with respect to any Investor, an assignment of all of its Investors Rights and other rights, powers, authorities, duties, obligations and liabilities under this Agreement in connection with the sale of all or substantially all of the assets of such Investor.

                        (f)   “Total Affiliate Assignment” means, with respect to any Investor, an assignment by such Investor of all of its Investors Project Rights and other rights, powers, authorities, duties, obligations and liabilities under this Agreement to an Affiliate of such Investor.

                        Section 6.2.  General Prohibition.  No Investor may Transfer its Investors Rights or any other right under this Agreement, except as (i) expressly provided in Section 6.3, or (ii) with the prior written consent of the Company, which written consent may be withheld or conditioned in the Company’s Discretion.  The Broker Investor may not Transfer its Right of First Refusal.

                        Section 6.3.  Permitted Transfers.  An Investor may Transfer its Investors Rights and other rights pursuant to a Permitted Assignment or a Change in Control Transfer, subject to any terms and conditions, including restrictions, limitations and prohibitions, imposed by any applicable Commercial Projects and the following terms and conditions:

                        (a)   such Investor shall cooperate with the Company and take commercially reasonable steps to ensure that such Transfer will not have a material adverse effect on the Company’s ability to protect its intellectual property and its competitive position;

(b) the acquiring Persons or proposed assignee, as the case may be, shall be an Institutional Accredited Investor or a QIB;

                        (c)   in case of a Commercial Project Assignment or a Partial Affiliate Assignment, a written agreement or instrument of assignment shall be duly executed by such Investor and the proposed assignee and delivered to the Company, which agreement or instrument shall (i) be enforceable by the Company as an expressly named beneficiary, (ii) provide that such assignee (A) agrees to the provisions of ARTICLE XI, (B) shall be subject to the prohibitions against Transfer and to each and every of the other restrictions, limitations, conditions, liabilities and obligations of this Agreement applicable to Investors, and (C) shall assume all of the liabilities of the assigning Investor in respect of the rights being assigned, (iii) provide that the assigning Investor shall (A) remain fully liable for all of its existing liabilities hereunder, and (B) remain subject to all of the obligations of an Investor hereunder which survive termination hereof, as provided in Section 12.2, (iv) contain customary representations and warranties of such assignee to the effect that it is an Institutional Accredited Investor or a QIB and that the assignment is being made in compliance with the Securities Act and applicable state securities laws, and (vi) otherwise in form and substance be reasonably satisfactory to the Company;

                        (d)   in case of a Sale of Assets Assignment or a Total Affiliate Assignment, a written agreement of assignment or joinder shall be duly executed by such Investor and the proposed assignee and delivered to the Company, which agreement shall (i) include the Company as a party thereto, to enable the Company to enforce all of the provisions thereof but without imposing any duties or obligations on the Company, (ii) provide that such assignment shall become effective upon the execution thereof by all parties thereto, including the Company, (iii) provide a standard acceptance and approval block on the signature page thereof for execution by the Company, (iv) provide that such assignee makes all of the representations and warranties made by Investors in ARTICLE X, adapted as necessary to reference the execution and delivery

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of such written assignment or joinder in lieu of this Agreement, on the date of execution of such assignment, including that it is an Institutional Accredited Investor or a QIB and that the assignment is being made in compliance with the Securities Act, (v) provide that such assignee agrees to become a party to this Agreement and to be bound by, and subject to, all of the terms and provisions hereof, (vi) provide that upon effectiveness of such agreement, (A) such assignee shall become an Investor for all purposes of this Agreement, and (B) such assigning Investor shall cease to have any rights, privileges or authorities under, and shall thenceforth cease to be an Investor for all purposes of, this Agreement, (vii) provide that such assignee assumes the liabilities of such assigning Investor hereunder, (viii) provide that such assigning Investor shall remain fully liable for all of its existing liabilities hereunder, (ix) provide that such assigning Investor shall remain subject to all of the obligations of an Investor hereunder which survive termination hereof, as provided in Section 12.2, and (x) otherwise in form and substance be reasonably satisfactory to the Company (and upon the effectiveness of such agreement, the Company shall remove such assigning Investor from, and add such assignee to, Schedule A, and thereupon such assigning Investor shall for all purposes of this Agreement cease to be an Investor and such assignee shall for all purposes of this Agreement be an Investor);

                        (e)   in case of a Commercial Project Assignment, unless such assignment has been structured by such Investor to monetize the value of any projected tax credits for which the Commercial Project subject to such assignment may be eligible, the Company shall have a right of first refusal as provided in Section 6.4 to purchase such participations and interests on the same terms as are offered by the proposed assignees; and

                        (f)   in the case of any Permitted Assignment, the proposed assignee shall have delivered an officer’s or manager’s certificate of such assignee or its general partner, manager, investment adviser or other controlling Person to the Company, in form and substance reasonably acceptable to the Company, certifying that to the best of such officer’s or manager’s knowledge, after reasonable investigation, the assignee’s representations and warranties in the agreement or instrument of assignment or joinder are true and correct.

                        Section 6.4.  Right of First Refusal.  If an Investor’s (the “Assigning Investor”) assignment of Investors Project Rights and related rights to a specific Commercial Project (the “Assigned Rights”) are subject to the Company’s right of first refusal, as provided in Section 6.3(e), the Company or one or more of its assignees (collectively, the “Company Assignee”) shall have a right of first refusal to purchase the Assigned Rights on the terms and conditions set forth in this Section 6.4.

                        (a)   Notice of Proposed Assignment.  The Assigning Investor shall (A) deliver to the Company a written notice (the “Assignment Notice”) certifying (i) the Assigning Investor’s bona fide intention to sell and assign the Assigned Rights, (ii) the name, address and other pertinent information about each proposed assignee (collectively, the “Proposed Assignee”) to the extent known to the Assigning Investor after reasonable investigation, (iii) the specific rights proposed to be assigned to the Proposed Assignee and the specific Commercial Project to which they relate, (iv) the bona fide cash price or other consideration for which the Assigning Investors proposes to assign the Assigned Rights (the “Offer Price”), and (v) the other material terms and conditions of the proposed assignment (the “Offer Terms”), and (B) offer to assign the Assigned Rights at the Offer Price and on the Offer Terms to the Company Assignees.

                        (b)   Exercise of Right of First Refusal.  At any time within forty-five (45) days after receipt of the Assignment Notice, the Company Assignee may, by giving written notice to the Assigning Investor, elect to purchase all, but not less than all, of the Assigned Rights

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proposed to be assigned to the Proposed Assignee, at the purchase price and on the terms determined in accordance with Section 6.4(c).

                        (c)   Purchase Price.  The purchase price (“Purchase Price”) for the Assigned Rights purchased by the Company Assignee under this Section 6.4 shall be the Offered Price, and the terms and conditions of the transfer shall be identical in all material respects to the Offer Terms (the “Assignment Terms”).  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Company in good faith.

                        (d)   Payment.  Payment of the Purchase Price shall be made, at the option of the Company Assignee, in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Assigning Investor to the Company (or, if different, the Company Assignee), or by any combination thereof, in any case in accordance with the Assignment Terms, within forty-five (45) days after delivery of the written notice by the Company as set forth in Section 6.4(b).

                        (e)   Assigning Investor’s Right to Assign.  If all of the Assigned Rights proposed in the Assignment Notice to be assigned to the specific Proposed Assignee are not purchased by the Company Assignee as provided in this Section 6.4, then the Assigning Investor may sell and assign such Assigned Rights to such Proposed Assignee at the Offer Price or at a higher price and on the Offer Terms, provided that such sale and assignment is consummated within one hundred twenty (120) days after the date of the Assignment Notice and provided further that such sale and assignment is effected in accordance with Section 6.3.  If the Assigned Rights described in an Assignment Notice are not assigned to the Proposed Assignee within such period, such Assignment Notice shall be deemed null and void, and any assignment of such Assigned Rights shall be subject to this Section 6.4 as if the earlier Assignment Notice had never been delivered or received.

ARTICLE VII Covenants

                        Section 7.1.  Investors Negative Covenants.  Each of the Investors which is a signatory to this Agreement hereby covenants and agrees, on behalf of itself and its Affiliates, that:

                        (a)   it shall not disclose any confidential proprietary information regarding the K-Fuel Technology to any third party except as reasonably necessary in connection with the development of a Commercial Project in accordance with this Agreement and provided that any such third party enters into a confidentiality agreement with the Company in form and substance reasonably acceptable to the Company;

                        (b)   in the event that it comes into possession of Confidential Information, it shall not, and it shall cause each of its Representatives, Affiliates, Affiliates’ Representatives, licensees, sub-licensees and assignees not to, without the prior written consent of the Company, disclose to any other Person any Confidential Information or the fact that any discussions or negotiations are taking place with the Company or any of its Subsidiaries, or any of the terms, conditions, status or other facts with respect thereto, except as permitted for Confidential Information pursuant to ARTICLE IX;

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                        (c)   it shall not, and shall cause each of its Representatives, Affiliates and Affiliates’ Representatives not to, violate applicable securities laws in connection with the purchase or sale, directly or indirectly, of any securities of the Company for as long as such Investor, or such Affiliates or Representatives, possess material non-public information about the Company.

                        Section 7.2.  Non-Solicitation.   Without the prior written consent of the Company, which consent may be withheld by the Company in its Discretion, until the date two (2) years after the termination of this Agreement, each Investor shall not, and it shall cause each of its Affiliates, officers, directors, employees, licensees, sub-licensees and assignees not to, directly, or indirectly through other Persons, solicit to hire or otherwise contract with, or hire or otherwise contract with, any employee of the Company or its Affiliates who possesses detailed non-public technical knowledge of the K-Fuel  Technology the disclosure of which would have a material adverse effect on the Company’s ability to protect its intellectual property or its competitive position, in each case.

                        Section 7.3.  Investors’ Positive Covenant.  Each of the Investors hereby covenants and agrees to, on behalf of itself and its Affiliates, and agrees to cause each of its Representatives, Affiliates and Affiliates’ Representatives to, coordinate with the Company in soliciting and negotiating with any potential investors in a Investors Commercial Project or other related investment.

ARTICLE VIII Limited Liability; Exculpation

                        Section 8.1.  Exculpation.  In no event shall the Company or any of its Subsidiaries be liable to any Investor, the Investor Representative or any other Person, whether in contract, tort or otherwise, for any loss, liability, cost, damage or other injury of any kind whatsoever, including any consequential, incidental or special damages, including any lost profits or lost savings, even if the Company or its Affiliates or their respective Representatives have been advised of the possibility of such damages, suffered by any Investor in connection with (i) any act, omission, appointment, resignation or removal of the Investors Representative, including because at any time there is no Investors Representative or because the Investor Representative is not entitled to receive any information pursuant to Section 2.7(d), or (ii) any act or omission of any Investor or third party.

ARTICLE IX Confidential Information.

                        Section 9.1.  Confidentiality.  Each Investor and the Investor Representative hereby agrees not to use or disclose any Confidential Information except for (i) disclosure on a “need-to-know” basis to its Affiliates, its and its Affiliates’ Representatives and any prospective assignee pursuant to ARTICLE VI, but only (A) for the express and limited purpose of discussing and evaluating potential participations by such Investor in Commercial Projects, or the potential assignment by such Investor of participation rights to such prospective assignee, pursuant to this Agreement, and (B) in the case of disclosure to an Affiliate, any such Representative or any such prospective assignee, such Affiliate, Representative or prospective assignee covenants and agrees in writing, for the express benefit of the Company, to (1) be bound by this ARTICLE IX, and (2) indemnify the Company for any breaches by such Affiliate, Representative or prospective assignee of its obligations under clause (1) next preceding, and such duly executed agreement is delivered to the Company, (ii) disclosure or use with the prior written consent of the Company or the Person which disclosed such Confidential Information, (iii) disclosure or use thereof after it has become a part of the public domain other than by reason of breach hereof by such Investor or its Affiliates or any of their respective Representatives or prospective assignees, or (iv) disclosure pursuant to legal process or requirements of law, provided that to the extent practicable the Company shall be notified sufficiently in advance of such requirement so that it may seek an appropriate protective order (or equivalent) with respect to such disclosure, with which such Investor shall, and shall cause its Affiliate, Representative or prospective assignee, fully to comply.  The Company shall use reasonable efforts to mark tangible Confidential Information as “confidential” and to confirm verbally disclosed Confidential Information as confidential in writing within thirty (30) days after the oral disclosure, it being understood that a failure to do so does not constitute a designation of non-confidentiality, particularly when the confidential nature is apparent from the context and subject matter.

                        Section 9.2.  Company Project Investors.  Without limiting the generality of Section 9.1, the names and identities of the Company’s proposed, prospective and actual sponsors, participants, partners or other investors (“Company Project Investors”) notified to any Investor or the Investor Representative in connection with this Agreement or the transactions contemplated hereby shall be the proprietary and confidential property of the Company.  Each of the Investors hereby agrees to keep such Company Project Investors confidential.

ARTICLE X Representations and Warranties

                        Section 10.1.  Authority.  The Company hereby represents and warrants to the Investors, and each Investor hereby represents and warrants to the Company, that:

(a) It has the full power, capacity, authority and right to execute and deliver this Agreement and to perform its obligations hereunder.

                        (b)   This Agreement has been duly authorized by all necessary action and constitutes the Company’s or such Investor’s, as the case may be, valid and binding agreement, Enforceable against the Company or such Investor, as the case may be.

                        (c)   No approval, authorization, consent or filing (other than any obligation to file certain information pursuant to the Exchange Act) is required in connection with its execution, delivery and, except in connection with the construction, development or operation of any Commercial Project, performance of this Agreement which has not heretofore been obtained or made.

                        (d)   Its execution and delivery of this Agreement does not contravene or conflict with its articles of incorporation, charter, partnership agreement, limited liability company agreement or other organizational or charter document, as applicable, or with any material agreement, contract or other instrument, or any law, rule, regulation, order or decree, binding upon or applicable to it.

                        Section 10.2.  Additional Representations of Investors.  Each Investor hereby represents and warrants to the Company that:

(a) It is an Institutional Accredited Investor or a QIB.

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                        (b)   It has such knowledge and experience in financial and business matters in general, and investments in particular, that it is capable of evaluating the merits and risks of this Agreement and the transactions contemplated hereby.

                        (c)   It understands that the Investors Project Rights granted hereunder have not been registered under the Securities Act, any State blue sky law or the securities laws, rules and regulations of any other jurisdiction, and cannot be offered for sale or otherwise Transferred unless such rights subsequently are so registered under the Securities Act or qualify for an exemption from such registration and unless such sale or other Transfer is made in compliance with the terms of this Agreement.

                        (d)   It understands the rights contemplated to be granted in connection with the transactions contemplated hereby, including any securities contemplated to be issued in connection with any Company Commercial Project or Investors Commercial Project, will likely not be registered under the Securities Act, any State blue sky law or the securities laws, rules and regulations of any other jurisdiction, and that as a result it may not be permitted to Transfer any of such rights unless such rights are first registered under the Securities Act or qualify for an exemption from such registration, and further understands that any such Commercial Project is likely to have additional restrictions or prohibitions against the sale or other Transfer of any interests in such Commercial Projects.

                        (e)   The Company has made available to it the opportunity to ask questions and request documentation of, and receive answers and documentation from, the Company and its Representatives concerning the Company and the activities of the Company as contemplated by this Agreement, and otherwise to obtain any additional information or documentation, to the extent that the Company or its managers or officers possess such information  or documentation or could acquire it without unreasonable effort or expense.

                        (f)   It (i) is acquiring its Investors Project Rights solely for its own account, for investment purposes only, and not with a view to, or in connection with, any distribution or resale to others, and (ii) does not have any contract, understanding, agreement or arrangement with any Person to Transfer its Investors Project Rights to such Person.

                        Section 10.3.  Acknowledgement Regarding Amendment.  Each of the Investors acknowledges and agrees that Investors' Rights Agreement and the K-Fuel Provisions may be amended in accordance with the First Amendment and this Agreement with the written consent of the Company and Investors holding more than two thirds of the Registrable Securities currently outstanding.

                        Section 10.4.  Additional Representations of the Company.  The Company hereby represents and warrants that (i) it and its Subsidiaries are fully authorized to grant the licenses contemplated by the Investors Rights, and (ii) to its knowledge, the grant of such licenses, or the exploitation thereof by the Investors as contemplated hereby, will not violate any rights of others.

ARTICLE XI Resolution of Disputes

                        Section 11.1.  Dispute Resolution.  All claims, controversies or disputes arising under, out of or in connection with or relation to this Agreement or the transactions contemplated hereby, whether sounding in contract or tort or otherwise, including the interpretation or enforcement hereof, arbitrability and any claim that this Agreement or the First Amendment was induced by fraud (the “Covered Claims”), shall be resolved in Denver, Colorado by mediation in accordance with Section 11.2 or, failing that, by binding, non-appealable arbitration in accordance with Section 11.3.  All mediations and arbitrations pursuant to this Section 11.1 shall be conducted in English, and all documents, papers and other writings to be submitted into evidence not originally in English shall be translated into English prior to their submission.

                        Section 11.2.  Mediation.  Any party may commence mediation of a Covered Claim by providing to Judicial Arbitration and Mediation Service (“JAMS”) and the other party a written request for mediation in Denver, Colorado, setting forth the subject of the dispute and the relief requested.  The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings.  The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs.  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.  Either party may initiate arbitration pursuant to Section 11.3 with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following forty-five (45) days after the date of the initial mediation session.  The mediation may continue after the commencement of arbitration if the parties so desire.  Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case.  The provisions of this Section 11.2 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

                        Section 11.3.  Arbitration.  If the parties are unable to resolve any Covered Claim by mediation pursuant to Section 11.2, they shall submit such Covered Claim to binding, non-appealable arbitration in Denver, Colorado, all in accordance with this Section 11.3.

                        (a)   Administrator.  The arbitration of all Covered Claims will be administered by the American Arbitration Association, Inc., a New York not-for-profit corporation, together with its successors (the “Arbitration Administrator”).

                        (b)   Procedural Law.  Except as otherwise provided herein, the arbitration of all Covered Claims will be governed by Colorado procedural law (including the rules of civil procedure, evidence and court (excluding local rules)) as if the Covered Claims had been brought in a District Court of the State of Colorado; provided, however, that (i) the parties waive any right to jury, (ii) there shall be no appellate relief available, and (iii) discovery will be limited to matters which are directly relevant to the issues in the arbitration.

                        (c)   Arbitrator.  The arbitration shall be conducted by a single, neutral arbitrator (the “Arbitrator”) to be selected under this Section 11.3(c).  Within seven (7) business days from service of an arbitration complaint, the Company and Investors Representative will either agree upon an Arbitrator or, failing such agreement, shall exchange lists containing the names of five (5) candidates proposed by each of them to serve in such capacity.

                        (1)   If any proposed candidate shall be common to both lists, that individual shall serve as the Arbitrator (with the individual whose last name comes first alphabetically being chosen in case more than one individual is common to both lists).

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                        (2)   If no proposed candidate shall be common to both lists, no later than three (3) business days after such exchange of lists, the parties shall serve each other with a combined list comprised of the parties’ combined ten (10) proposed candidates, ranking each candidate in order of preference, with “1” being the most preferred and “10” being the least preferred candidate.  The candidate with the lowest aggregate ranking shall serve as the Arbitrator (with the individual whose last name comes first alphabetically being chosen in case of a tie).

If any individual selected in accordance with the procedures provided in this Section 11.3(c) is at any time, including after the selection of the Arbitrator, unable or unwilling to act as the Arbitrator, the individual whose ranking is next lowest shall be approached until an Arbitrator is selected.  If none of the candidates on the Combined List is capable or willing to serve as the Arbitrator, the Company and Investors Representative may either agree to repeat the process until an Arbitrator is selected or, at the election of either of them, proceed in accordance with the then prevailing rules of the Arbitration Administrator regarding arbitrator selection.

                        (d)   Emergency Relief.  Applications for emergency relief made prior to the appointment of the Arbitrator shall be made in accordance with the Arbitration Administrator’s Optional Rules for Emergency Measures of Protection.

                        (e)   Excluded Claims.  “Covered Claims”, as used in this Agreement, shall not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (each, a “Non-Signatory Action”); provided, however, that a party that has the right to assert a permissive cross-claim against another party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Section 11.3(e).

                        (f)   Record and Proceedings.  A full stenographic or electronic record of all proceedings in the arbitration shall be maintained, and the Arbitrator shall issue rulings, a statement of decisions and a judgment as if the Arbitrator were a sitting Judge of the District Court of the State of Colorado, with all of the powers (including with respect to remedies) vested in such a judge.

                        (g)   Res Judicata, Collateral Estoppel and Law of the Case.  A decision of the Arbitrator shall have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event shall such a decision be used by or against a party to this Agreement in a Non-Signatory Action.

                        (h)   Jurisdiction; Venue; Enforcement of Award.  The parties hereto consent and submit to the exclusive personal jurisdiction and venue of the District Court and the Federal District Court, located in the County of Denver, State of Colorado, to compel arbitration of Covered Claims in accordance herewith, to enforce any arbitration award granted pursuant hereto, including any award granting equitable relief, and to otherwise enforce this Agreement and carry out the intentions of the parties to resolve all Covered Claims through arbitration.

                        (i)   Confidentiality.  All arbitration proceedings, including any appellate proceedings, will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary to obtain court confirmation of the judgment of the Arbitrator and except as necessary to give effect to res judicata and collateral estoppel (such as in a dispute between the parties to such arbitration proceedings that is not a Covered Claim), in

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which case all filings with any court shall be sealed to the extent permissible by the court.  A party (including such party’s counsel or other representatives) may disclose to the media only the fact and generic nature of a Covered Claim that is being, or has been, arbitrated pursuant hereto.  Nothing in this Section 11.3(i) is intended to, or shall, preclude a party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors and insurers, as necessary and appropriate, or from making such other disclosures as may be required by law.

                        (j)   Fees and Costs.  The Company and Investors shall split equally the fees of the Arbitrator and the administrative costs of the arbitration.  All other costs associated with the arbitration, or any litigation to enforce any arbitration award granted pursuant hereto (including attorney’s fees and related costs), shall be borne by the parties incurring such costs and expenses.

ARTICLE XII Miscellaneous

                        Section 12.1.  Costs and Expenses.  Except as expressly provided otherwise herein, each Person shall pay its own costs and expenses incurred in connection with the notification and negotiation of any potential participation or development of any Commercial Project pursuant to this Agreement, including all legal, accounting and financial advisory fees.

                        Section 12.2.  Survival.  The terms and provisions of Section 3.3(b) (rights to Investors Improvements), ARTICLE VII (negative covenants), ARTICLE VIII (limited liability; indemnity), ARTICLE IX (confidentiality), ARTICLE XI (resolution of disputes) and Section 12.11 (jurisdiction and venue) shall survive the termination of this Agreement.

                        Section 12.3.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute but one and the same instrument.

                        Section 12.4.  Amendments and Waivers.  Any term of this Agreement may be amended, and the observance of any term hereof may be terminated or waived (either generally or in a particular instance and either retroactively or prospectively), but only with the written consent of the Company and the Investors Representative; provided,however,that any amendment, termination or waiver (i) affecting any Investor in a manner substantially different (other than due to differences in the respective proportionate participation of the Investors in the Investors Rights) than the Investors generally shall also require the written consent of such Investor, or (ii) amending, terminating or waiving this Section 12.4 shall require the written consent of all Investors.

                        Section 12.5.  Entire Agreement.  This Agreement and the Investors’ Rights Agreement (including the Schedules thereto), as amended by the First Amendment, represents the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersede all prior negotiations, correspondence, term sheets, memoranda, discussions, agreements and understandings, written and oral, between or among the parties or any of their Affiliates regarding the subject matter thereof and the transactions contemplated hereby.  Each party hereto further acknowledges, represents and agrees that neither it, nor any of its Affiliates, has made any representations, promises or statements to induce any other party to enter into this Agreement, and each party specifically disclaims reliance on any such representations, promises or statements by any other party or any other party’s Affiliates and any rights arising therefrom.

                        Section 12.6.  No Third Party Beneficiaries.  Except as provided in Section 8.2 (insofar as it provides any rights to the “Indemnified Persons” described therein), nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                        Section 12.7.  Amendment of Investors’ Rights Agreement.  To the extent, if any, it is determined that the First Amendment and this Agreement do not effectively amend the K‑Fuel Provisions for any parties to the Investors’ Rights Agreement that are not signatories hereto (such parties, if any, the “Non-Signing Parties”), the rights granted to the Investors herein shall be (i) waived to the extent inconsistent with the rights granted by the K‑Fuel Provisions to the Non-Signing Parties, and (ii) proportionately reduced for the Investors to the extent substantially similar rights are effectively exercised under the K‑Fuel Provisions by action of any Non-Signing Party.

                        Section 12.8.  Successors and Assigns.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                        Section 12.9.  Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts negotiated, executed and to be performed entirely within the State of New York.

                        Section 12.10.  Waiver of Jury Trial.  The Company, the Investors Representative and the Investors each hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement, any Commercial Project, the relationships established hereunder or the transactions contemplated hereby.

                        Section 12.11.  Jurisdiction and Venue.  The Company, the Investors Representative and the Investors each hereby irrevocably submits and consents to the non-exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement, and to the laying of venue in the Borough of Manhattan, The City of New York.  The Company, the Investors Representative and the Investors each hereby irrevocably waives, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit, action or proceeding brought in any such court, and (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                        Section 12.12.  Notices.  Any notice, request, permission, waiver, report or other communication required or permitted to be given hereunder shall be deemed duly given or sent (i) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), postage and fees prepaid, in the United States mails, (ii) on the first business day following the date of dispatch, if delivered by Federal Express, United Parcel Service, DHL WorldWide Express, Airborne Express or similar reputable next-day courier service, for overnight delivery, charges prepaid or charged to the sender’s account, and (iii) on the date of delivery, if personally delivered to the recipient or telecopied (with confirmation); in each case to the recipient at its address or telecopy number set forth for such recipient on the signature pages hereto or in Schedule A, or to such other address or number as such recipient may specify by notice to the parties hereto from time to time

                        Section 12.13.  Severability.  In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

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            IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first written above.

KFx Inc. By: /s/ Robert I. Hanfling Robert I. Hanfling President and Chief Operating Officer

THE INVESTORS

WESTCLIFF AGGRESSIVE GROWTH, L.P.
WESTCLIFF ENERGY PARTNERS, L.P.
WESTCLIFF FUND, L.P.
WESTCLIFF LONG/SHORT, L.P.
WESTCLIFF PARTNERS, L.P.
WESTCLIFF VENTURES FUND, L.P.
     (f/k/a WESTCLIFF PUBLIC VENTURES
              FUND, L.P.)
WESTCLIFF SMALL CAP FUND, L.P.
WESTCLIFF PUBLIC VENTURES - KFx, L.P.

By:  Westcliff Capital Management, LLC
     Its:  General Partner

   By:  /s/ Richard S. Spencer III
             Richard S. Spencer III
             Manager

WESTCLIFF FOUNDATION
WESTCLIFF MASTER FUND, L.P.
WESTCLIFF PROFIT SHARING PLAN
     (f/k/a WESTCLIFF PROFIT SHARING AND
               MONEY PURCHASE PENSION PLAN)
CANCER CENTER OF SANTA BARBARA
PALM TRUST
PARKER FOUNDATION
UNIVERSITY OF SAN FRANCISCO

By:  Westcliff Capital Management, LLC
     Its:  Investment Adviser and Attorney-In-Fact

   By:  /s/ Richard S. Spencer III
             Richard S. Spencer III
             Manager

NORANDA FINANCE, INC. RETIREMENT
      PLAN FOR AFFILIATED COMPANIES
      TRUST

By:  Mellon Bank, N.A., solely in its capacity as
       Trustee for the Noranda Finance, Inc.
       Retirement Plan for Affiliated Companies
       Trust, and not in its individual capacity

   By:  /s/ Bernadette T. Risk
                Bernadette T. Rist
                Authorized Signatory

PENINSULA FUND, L.P. By: Peninsula Capital Management, Inc. Its: General Partner By: /s/ Scott Bedford Scott Bedford President

COMMON SENSE PARTNERS, L.P.

By:  Peninsula Capital Management, Inc.
     Its:  Investment Adviser

   By:  /s/ Scott Bedford
                Scott Bedford
                President

   By:  /s/ Soctt A. Thompson
                Scott A. Thompson
                Director and Senior Vice President Finance

RAM TRADING, LTD. By: Ritchie Capital Management, LLC Its: Investment Adviser By: David Popovich Chief Financial Officer